EXHIBIT 10.4

FIRST AMENDMENT TO THE CONVERTIBLE NOTE PURCHASE AND CALL OPTION AGREEMENT

This First Amendment to the Convertible Note Purchase and Call Option Agreement (and together with all Exhibits and other attachments hereto, this “Amendment”) is entered into as of June __, 2019 by and among (i) CarrierEQ, Inc., a Delaware corporation d/b/a Airfox (the “Company”), (ii) Via Varejo S/A, a corporation organized under the laws of the Federative Republic of Brazil (“Purchaser”), and (iii) those stockholders of the Company listed on the signature pages hereof and (iv) those stockholders of the Company listed on the signature pages hereof, as well as any stockholder of the Company who signs a joinder to this Amendment after the date hereof, pursuant to which such stockholder agrees to be treated as a Stockholder for all purposes under this Amendment, which stockholder shall automatically become a party to this Agreement upon execution thereof  (collectively, the “Stockholders” and each, a “Stockholder”). The Company, Purchaser and the Stockholders are sometimes referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

WHEREAS, on September 11, 2018 the Parties entered into a Convertible Note Purchase and Call Option Agreement (the “Agreement”) pursuant to which, among other things, Purchaser has the option (i) to convert Convertible Promissory Notes in an aggregate principal amount not to exceed TEN MILLION DOLLARS ($10,000,000) into Common Stock; and (ii) to acquire shares of Company Stock owned by certain Stockholders at an aggregate purchase price of up to SIX MILLION DOLLARS ($6,000,000); and in an amount such that, when combined with the shares of Common Stock into which the Notes are convertible, will represent no less than a majority and up to 80% of the then issued and outstanding shares of Company Stock, on a Fully Diluted Basis; and, based on the Agreed Valuation.

WHEREAS, subject to the terms and conditions set forth herein the Company intends to sell to Purchaser, and Purchaser intends to purchase from the Company, from time to time, additional Convertible Promissory Notes as set forth herein (the “Additional Note”, together with the Notes, the “Notes” and each a “Note”, except when expressly indicated in this Amendment), having the terms set forth herein and in the Form of Additional Convertible Promissory Note attached hereto as Exhibit B-1 (the “Form of Additional Note”), for the consideration set forth herein. The Notes when converted into Primary Shares and combined with the Secondary Shares will represent no less than a majority and up to 80% of the then issued and outstanding shares of Company Stock, on a Fully Diluted Basis; and, based on the Agreed Valuation; and

WHEREAS, concurrently with the date hereof, the Company and Purchaser are entering into the First Amendment to the Services Agreement (and together with the Services Agreement and all Schedules and other attachments thereto, the “Services Agreement”), a copy of which is attached hereto as Exhibit C-1.

NOW, THEREFORE, in consideration of the mutual representations, warrants, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

DEFINITIONS

1.1

The terms and expressions used herein shall have the same meaning ascribed to them in the Agreement, except if otherwise expressly provided for herein.

2.

AMENDMENT TO THE AGREEMENT

2.1

Preamble.  By mutual consent, the Parties hereby agree to amend the second “Whereas” clause of the preamble of the Agreement which shall read as follows as from the date hereof:

“WHEREAS, subject to the terms and conditions set forth herein (i) the Company intends to sell to Purchaser, and Purchaser intends to purchase from the Company, one or more Convertible Promissory Notes in an aggregate principal amount not to exceed TEN MILLION DOLLARS ($10,000,000) (collectively, the “Initial Notes” and each an “Initial Note”), each having the terms set forth herein and in the Form of Convertible Promissory Note attached hereto as Exhibit B (the “Form of Note”), and for the consideration set forth herein and in each such Note, (ii) the Company wishes to sell to Purchaser, and Purchaser wishes to purchase from the Company, from time to time, additional Notes as set forth herein (collectively, the “Additional Notes” and each an “Additional Note”, and together with the Initial Notes, the “Notes” and each a “Note”), having the terms set forth herein and in the Form of Additional Convertible Promissory Note attached hereto as Exhibit B-1 (the “Form of Additional Note”), and for the consideration set forth herein and in each such Additional Note and (iii) Purchaser wishes to have, and each Stockholder wishes to grant to Purchaser, the right to purchase shares of Company Stock held by such Stockholder at an aggregate purchase price for all the shares to be sold by all Stockholders of up to SIX MILLION DOLLARS ($6,000,000) and in an amount such that, when combined with the shares of Common Stock into which the Notes are convertible, will represent no less than a majority and up to 80% of the then issued and outstanding shares of Company Stock, on a Fully Diluted Basis; and

2.2

Section 1. Definitions. By mutual consent, the Parties hereby agree to amend Section 1.4 of the Agreement which shall read as follows as from the date hereof:

“1.4. Agreed Valuation” means (a) $20,000,000 plus: (i) in the context of “Majority Exercise” under Section 4.1(a) only, the aggregate principal amount of the Additional Notes multiplied by five (5) (so, for purposes of clarity, the Notes will always convert into 20% of the Company Stock on a Fully Diluted Basis) or (ii) in the context of a “Eighty Percent Exercise” under Section 4.1(b) only, the aggregate principal amount of the Additional Notes multiplied by two (2) (so, for purposes of clarity, the Notes will always covert into 50% of the Company Stock on an Fully Diluted Basis), or (b) if the Call Right is exercised at any time after the Call Option Period End Date, $30,000,000 plus: (x) in the context of “Majority Exercise” under Section 4.1(a) only, the aggregate principal amount of the Additional Notes multiplied by five (5) or (y) in the context of a “Eighty Percent Exercise” under Section 4.1(b) only, the aggregate principal amount of the Additional Notes multiplied by two (2); provided, however, that the Agreed Valuation shall be automatically reduced on a dollar-for-dollar basis to reflect (a) any ICO Liabilities paid, suffered or incurred by the Company, but only to the extent such ICO Liabilities exceed $9,000,000 in the aggregate (the “Excess ICO Liabilities”), and then only up to an amount equal to $6,000,000 in the aggregate for all Excess ICO Liabilities, it being understood that any ICO liabilities paid, suffered or incurred in excess of $15,000,000 would not reduce the Agreed Valuation, and (b) any Diligence Liabilities, but only up to an amount equal to $3,000,000 in the aggregate for all such Diligence Liabilities. For the avoidance of doubt, the Agreed Valuation shall not be increased as a result of the payment or contribution by Purchaser of any cash to the Company in consideration for the issuance to Purchaser of any Notes, shares of Company Stock or other securities of the Company or for any other reason.”

2.3

Section 2. Purchase and Sale of Notes. By mutual consent, the Parties hereby agree to amend Sections 2, 2.1, 2.2 and 2.5 of the Agreement which shall read as follows as from the date hereof:

“2.

Purchase and Sale of Notes. In exchange for the payment by Purchaser of consideration equal to the principal amount of the applicable Note (up to an aggregate principal amount for all Initial Notes of $10,000,000 and for the Additional Notes equal to the total amount of the Reimbursement Payments under (and as defined in) the Services Agreement, and subject to the other terms and conditions of this Agreement, the Company shall issue and sell to Purchaser, and Purchaser shall accept and purchase from the Company, one or more Notes, in accordance with the following schedule (as more fully set forth in the Services Agreement, including any grace periods set forth therein) and for the amounts set forth under “Principal Amount” below :

Issue Date	Note Number and Type	Principal Amount
The commencement of “Phase 2” under (and as defined in) the Services Agreement.	1 – Initial Note	$2,500,000
The commencement of “Phase 3” under (and as defined in) the Services Agreement.	2 – Initial Note	$3,500,000
The commencement of “Phase 4” under (and as defined in) the Services Agreement.	3 – Initial Note	$4,000,000
At the time of any Reimbursement Payment under (and as defined in) the Services Agreement	Numbered sequentially from 4 – Additional Note	Amount equal to the amount of the corresponding Reimbursement Payment under (and as defined in) the Services Agreement made on the day of issuance

; provided, however, that Purchaser shall not be obligated to accept and purchase any Initial Note pursuant to this Agreement unless (i) with respect to the Initial Notes, the relevant Phase (as referenced in the table above under “Issue Date”) under the Services Agreement has been completed as set forth therein and the Services Agreement has not been terminated and (ii) with respect to the Additional Notes, the corresponding Reimbursement Payment under (and as defined in) the Services Agreement has been made.”

“2.1. Primary Shares; Grant of Primary Call Right.  Subject to Section 4.1 and the other provisions of Section 2, during the Call Option Period, at the option of Purchaser, the Notes shall be convertible into Primary Shares, based on the Agreed Valuation, in a single transaction, as set forth in a Call Exercise Notice (as defined below) specifying the amount of Notes (whether in whole or in part, with respect to each Note then outstanding) to be converted and the number of Primary Shares convertible therefore (the “Primary Call Right”); provided, however, that (i) from and after the occurrence of a Non-Conversion Termination Event, a Non-Conversion Acceleration Event or a Cancellation Termination Event, the Notes (other than the Additional Notes) shall cease to be convertible into Primary Shares; (ii) from and after the occurrence of a Reduction Termination Event, 50% of the principal amount of the Notes (other than the Additional Notes) shall cease to be convertible into Primary Shares pursuant to the procedures set forth in Section 2.2; and (iii) upon the occurrence of a Non-Conversion Termination Event, a Non-Conversion Acceleration Event, a Cancellation Termination Event or a Reduction Termination Event, the Additional Notes shall be cancelled and cease to be outstanding, and the Company shall immediately cease to have any obligations thereunder, including any payment obligation. For illustration purposes only, based on an unadjusted Agreed Valuation of $25,000,000 or $35,000,000, as applicable, Notes having a principal amount of $2,500,000 (i) would be convertible into Primary Shares representing 10% or approximately 7.14%, as applicable, of the issued and outstanding shares of Company Stock, on a Fully Diluted Basis, (ii) would be convertible into Primary Shares representing 5% or approximately 3.57%, as applicable, of the issued and outstanding shares of Company Stock on a Fully Diluted Basis, in case of a Reduction Termination Event, or (iii) would not be convertible into Primary Shares in case of a Cancellation Termination Event. The Purchaser shall be entitled to the benefit of all adjustments in the number of shares of capital stock of the Company as a result of any splits, recapitalizations, combinations or other similar transactions affecting such capital stock that occur prior to any conversion of any Notes. The Notes will be converted based on the principal outstanding amount of the Notes and will exclude any accrued and unpaid interest due under the Notes on the conversion date, and such accrued and unpaid interest shall be deemed satisfied and shall no longer be payable.”

“2.2. Reduction in Principal Amount; Cancellation of Notes and Replacement Notes. The principal amount of the Notes shall be reduced by 50%, immediately upon the occurrence of a Reduction Termination Event, except for the Additional Notes which shall be cancelled and cease to be outstanding, and the Company shall immediately cease to have any obligations thereunder, including any payment obligation . After the occurrence of (i) a Reduction Termination Event or (ii) the consummation of a partial conversion of Notes into Primary Shares pursuant to the exercise of a Primary Call Right by Purchaser, the applicable Note or Notes, except the Additional Note, shall be set aside and shall be superseded by new notes that restate the outstanding principal amount after giving effect to the events contemplated in clauses (i) and (ii) of this sentence, and such replacement Note shall constitute a “Note” hereunder and the provisions of this Agreement shall continue to apply (including with respect to conversion, if any, and accrual of interest). Upon the occurrence of a Cancellation Termination Event, the Notes shall be cancelled and cease to be outstanding, and the Company shall immediately cease to have any obligations thereunder, including any payment obligation.”

2.4

Section 3. Grant of Secondary Call Right. By mutual consent, the Parties hereby agree to amend Section 3.1 of the Agreement  and to add Section 3.1.1 which shall read as follows as from the date hereof:

3.1 Right to Purchase.  Subject to the terms and conditions of this Agreement, including Section 4.1, at any time during the Call Option Period, Purchaser shall have the right (the “Secondary Call Right”), but not the obligation, to cause the Stockholders to sell to Purchaser their Secondary Sale Percentage of Secondary Shares, in a single exercise of the Secondary Call Right for such quantity of Secondary Shares as specified in the Call Exercise Notice (as defined below), for maximum aggregate consideration not to exceed $6,000,000, representing 30% of the unadjusted amount of the Agreed Valuation prior to the issuance of any Additional Notes (the “Call Purchase Price”). The conversion of the notes into shares of Company Capital Stock based on the unadjusted amount of the Agreed Valuation will not affect the total number of Secondary Shares that may be subject to the Secondary Call Right, subject to the limitations set forth in the last sentence of this Section 3.1 and in Section 4.1. The Parties acknowledge and agree that (a) the grant by the Stockholders of the Secondary Call Right to Purchaser hereunder is irrevocable and (b) the Call Purchase Price is based on the Agreed Valuation prior to the issuance of any Additional Notes and, as such, shall be proportionally reduced to reflect any reduction in the Agreed Valuation (in accordance with the terms set forth in the definition of Agreed Valuation).  For illustration purposes only, if the Agreed Valuation prior to the issuance of any Additional Notes is reduced from $20,000,000 to $18,000,000 (a 10% reduction), the aggregate Call Purchase Price shall be reduced from $6,000,000 to $5,400,000 (a 10% reduction), but the aggregate number of Secondary Shares covered by the Secondary Call Right would be unchanged.

3.1.1. For purposes of this Amendment and the Agreement, “Secondary Sale Percentage” means (i) 100% with respect to those Stockholders, other than the Employee Shareholders, who, on their signature page to this Amendment, selected the option to participate as a 100% Stockholder in connection with the exercise of the Secondary Call Right (“Fully Participating Stockholders”) and (ii) for all other Stockholders, who shall include the Employee Shareholders, other than Fully Participating Stockholders (each a “Partially Participating Stockholder”), such Partially Participating Stockholder’s pro rata portion (as compared to the number of Secondary Shares held by all Partially Participating Stockholders) of the remaining balance of Secondary Shares, if any, necessary to be sold to Purchaser to satisfy the total quantity of Secondary Shares specified in the Call Exercise Notice after accounting for the sales made by the Fully Participating Stockholders; provided that if the number of Secondary Shares held by Fully Participating Stockholders is larger than the total quantity of Secondary Shares specified in the Call Exercise Notice; then (x) the Secondary Share Percentage for the Fully Participating Stockholders shall be such Fully Participating Stockholder’s pro rata portion (as compared to the number of Secondary Shares held by all Fully Participating Stockholders) of the total quantity of Secondary Shares specified in the Call Exercise Notice and (y) the Secondary Share Percentage for all Partially Participating Stockholders shall be 0%.

2.5

Section 4. Exercise of Call Right; Closing. By mutual consent, the Parties hereby agree to amend Section 4.1 and 4.2 of the Agreement which shall read as follows as from the date hereof:

“4.1 Procedures.  If during the Call Option Period Purchaser desires to exercise the Call Right, it shall deliver to the Stockholders and the Company a written unconditional and irrevocable notice (the “Call Exercise Notice”) exercising the Call Right, specifying that the exercise is with respect to one of the following alternatives (a) or (b) only. For purposes of this Agreement, (i) in case of a Majority Exercise, the “Conversion Percentage” shall be 50,1%; or (ii) in case of an Eighty Percent Exercise, the “Conversion Percentage” shall be 80%.

(a)

Majority Exercise. An aggregate amount of (i) Initial Notes equal to U$4,000,000, and (ii) Additional Notes being converted into Primary Shares at the Agreed Valuation, and (iii) $6,000,000 of Secondary Shares being purchased at the Agreed Valuation prior to the issuance of any Additional Notes from the Stockholders in exchange for the applicable Conversion Percentage (50,1%) of the shares of Company Stock then issued and outstanding, on a Fully Diluted Basis (the “Majority Requirement”), provided, that, in the event that there are less than the amount set forth in clause (i) above in Initial Notes outstanding (“Insufficient Notes”) at the time Purchaser elects to exercise the Call Right, the Company agrees to issue to Purchaser, at the Agreed Valuation prior to the issuance of any Additional Notes, and Purchaser agrees to purchase, such additional shares of Common Stock in an amount such that when combined with, and after giving effect to, the conversion of the Insufficient Notes and of the Additional Notes into Primary Shares and the purchase of $6,000,000 in Secondary Shares, Purchaser shall own at least shares of Company Stock representing the Majority Requirement.

(b)

Eighty Percent Exercise. An aggregate amount of (i) Initial Notes equal to U$10,000,000, and (ii) Additional Notes being converted into Primary Shares at the Agreed Valuation, and (iii) $6,000,000 of Secondary Shares being purchased at the Agreed Valuation prior to the issuance of any Additional Notes from the Stockholders in exchange for the applicable Conversion Percentage (80%) of the shares of Company Stock then issued and outstanding, on a Fully Diluted Basis (the “Supermajority Requirement”) provided, that, in the event that, at the time Purchaser elects to exercise the Call Right, there are less than $6,000,000 of Secondary Shares available for purchase from the Stockholders, the Company agrees to issue to Purchaser, at the Agreed Valuation prior to the issuance of any Additional Notes, and Purchaser agrees to purchase, such additional shares of Common Stock in an amount such that when combined with, and after giving effect to, the conversion of the Initial Notes and of the Additional Notes into Primary Shares and the purchase of the Secondary Shares available for purchase from the Stockholders, Purchaser shall own at least shares of the Company Stock representing the Supermajority Requirement.

For the avoidance of doubt, with respect to the consummation of any of the transactions contemplated in clauses (a) and (b) above, it being understood and agreed, that, that in no event shall (i) Purchaser be entitled under this Agreement to acquire shares of Company Stock, whether such Company Stock consists of Primary Shares or Secondary Shares or a combination thereof, in an aggregate amount exceeding 80% of the Company Stock on a Fully Diluted Basis or (ii) the Company or Stockholders, be entitled convert, sell and/or issue to Purchaser, in the aggregate, less than the amount of Company Stock required to satisfy the Majority Requirement or Supermajority Requirement, as applicable; provided, that the issuance of the Primary Shares by the Company pursuant to the Primary Call Right and the purchase of the Secondary Shares from the Stockholders shall take place substantially simultaneously on the Call Right Closing Date. The closing of any such transactions shall take place no later than 60 days following delivery by Purchaser of a Call Exercise Notice, provided, (i) Purchaser shall give the Stockholders and the Company at least ten (10) days’ prior written notice of the date of closing (the “Call Right Closing Date”), and (ii) the Call Right Closing Date will be extended if the Call Option Period End Date is extended pursuant the first proviso to the definition of Call Option Period.  Purchaser may only deliver one Call Exercise Notice under this Agreement.  Any Notes not converted into Primary Shares pursuant to the Call Right (whether issued prior thereto or thereafter) shall be subject to Section 2 but shall no longer be convertible after the Call Right Closing Date, and, for the avoidance of doubt, the provisions of Section 2.2 through Section 2.6 shall continue to apply with respect thereto.”

“4.2. Agreed Valuation. Notwithstanding anything to the contrary contained in this Agreement, to the extent the Call Right is exercised after the Call Option Period End Date (and on or before September 30, 2021), the unadjusted Agreed Valuation shall be as set forth in clause (b) of the definition of Agreed Valuation, and references in this Agreement to $20,000,000 (in respect of the Agreed Valuation prior to the issuance of any Additional Notes) and $6,000,000 (in respect of the Call Purchase Price) shall be deemed replaced with references to $30,000,000 and $9,000,000, respectively.”

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Amendment as of the date set forth above.

COMPANY: CARRIEREQ, INC. By: ________________________ Name: Title: Address: Email Address:
PURCHASER: VIA VAREJO S/A By: ________________________ Name: Title: Address: Email Address:

IN WITNESS WHEREOF, the Parties have executed or caused their duly authorized representatives to execute this Amendment as of the date set forth above.

STOCKHOLDERS:
If an individual:
___________________________ Name: Address:
Email Address:
If an entity:
[PARTY NAME] By: _________________________ Name: Title: Address: Email Address:

NON-EMPLOYEE SHAREHOLDERS ONLY:

By initialing the line below, the Stockholder executing this Signature Page to this Amendment hereby elects to be a “Fully Participating Stockholder” as defined in new Section 3.1.1 of the Agreement.

INITIAL HERE: ____________

Exhibit B 1

Form of Additional Convertible Promissory Note

THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR UPON RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT, AND IN EACH CASE SUBJECT TO THE TRANSFERABILITY RESTRICTIONS SET FORTH IN SECTION 8 BELOW.

CONVERTIBLE PROMISSORY NOTE

No. CN-[NUMBER]	Date of Issuance
US$[PRINCIPAL AMOUNT]	[DATE]

FOR VALUE RECEIVED, CarrierEQ, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Via Varejo S/A, a corporation organized under the laws of the Federative Republic of Brazil (the “Holder”), the principal sum of US$[PRINCIPAL AMOUNT], together with interest thereon from the date of this Note. Interests will accrue at the Applicable Rate.  Unless earlier converted into Primary Shares pursuant to Section 2.1 of that certain Convertible Note and Call Option Agreement dated as of September 11, 2018, by and among the Company, the Holder and the other parties thereto (as it may be amended, the “Purchase Agreement”), the principal and accrued interest of this Note will be due and payable by the Company on the Maturity Date, subject to conversion or cancellation pursuant to Section 2 of the Purchase Agreement or reduction of the principal amount as provided herein.

This Note is one of a series of Notes issued pursuant to the Purchase Agreement, and capitalized terms not defined herein will have the meanings set forth in the Purchase Agreement.

1.

Payment. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company in the United States. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal. Prepayment of principal, together with accrued interest, may not be made without the written consent of the Holder, except in the event of a Non-Conversion Termination Event.

2.

Security. This Note is a general unsecured obligation of the Company.

3.

Priority. This Note is subordinated in right of payment to all current and future indebtedness of the Company for borrowed money (whether or not such indebtedness is secured) to banks, commercial finance lenders or other institutions regularly engaged in the business of lending money (the “Senior Debt”). The Company hereby agrees, and by accepting this Note, the Holder hereby acknowledges and agrees, that so long as any Senior Debt is outstanding, upon notice from the holders of such Senior Debt

(the “Senior Creditors”) to the Company that an event of default, or any event which the giving of notice or the passage of time or both would constitute an event of default, has occurred under the terms of the Senior Debt (a “Default Notice”), the Company will not make, and the Holder will not receive or retain, any payment under this Note. Nothing in this paragraph will preclude or prohibit the Holder from receiving and retaining any payment hereunder unless and until the Holder has received a Default Notice (which will be effective until waived in writing by the Senior Creditors) or from converting this Note into Primary Shares.

4.

Conversion of the Notes. This Note will be convertible into Primary Shares in accordance with the terms of the Purchase Agreement.

5.

Acceleration Termination.  Upon the occurrence of and continuation of an Event of Default by the Company, Holder may, at its option, subject to any applicable cure period and other procedures set forth in Section 8 of the Purchase Agreement, by written notice to the Company (a) declare the unpaid principal amount together with all accrued interest thereon and any other amounts payable hereunder, immediately due and payable, and/or (b) exercise any or all of its rights, powers or remedies under Purchase Agreement or applicable Law; provided, however, that, upon the occurrence of a Bankruptcy Event, the unpaid principal and accrued interest under the Notes shall automatically accelerate and become immediately due and payable in its entirety.

6.

Termination Event. Upon the occurrence of a Non-Conversion Termination Event, a Non-Conversion Acceleration Event, a Cancellation Termination Event or a Reduction Termination Event, each as defined in the Purchase Agreement, this additional Note shall be cancelled and cease to be outstanding, and the Company shall immediately cease to have any obligations thereunder, including any obligation to pay principal and accrued interest in relation thereto or any other payment obligation under the Notes of any type or kind.

7.

Amendments and Waivers; Resolutions of Dispute; Notice. The amendment or waiver of any term of this Note, the resolution of any controversy or claim arising out of or relating to this Note and the provision of notice among the Company and the Holder will be governed by the terms of the Purchase Agreement.

8.

Successors and Assigns. The Company and the Holder may not assign or delegate, as applicable, this Note or any of its rights or obligations under this Note except set forth in Section 10.1 of the Purchase Agreement, and any purported assignment in violation of such Section 10.1 shall be null and void, except permitted transfers to Holder’s Affiliates. Any transfer of this Note may be effected only pursuant to the Purchase Agreement and by surrender of this Note to the Company and reissuance of a new note to the transferee. The Holder and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and any other holder (or their respective successors or assigns).

9.

Officers, Directors and Stockholders not Liable. In no event will any officer, director or stockholder of the Company be liable for any amounts due and payable pursuant to this Note.

10.

Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holders as a payment of principal.

11.

Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Delaware.

12.

Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Note based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the principal of this Note for the purposes set forth Section 7.5 of the Purchase Agreement.

13.

Other Terms.  All other terms of this Note not provided for herein are set forth in the Purchase Agreement and are incorporated herein by reference as if fully set forth herein.

CARRIEREQ, INC. By: ________________________ Name: Title: